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                                                                    Exhibit 18.1

                 [LETTERHEAD OF ARTHUR ANDERSEN APPEARS HERE]



November 11, 1997

Shoppers Food Warehouse Corp.
4600 Forbes Boulevard
Lanham, Maryland 20706


Re: Form S-4 Amendment No.2, including financial statements for the period ended February 1, 1997 and the six months ended August 2, 1997

Ladies and Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

We have been informed that, as of February 6, 1997, the Company changed its method of depreciation from the accelerated method to the straight-line method. According to the management of the Company, this change was made to better match the cost and usage of its assets with the related future benefits, as well as to conform with Dart Group Corporation's accounting policies.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

We have not audited the application of this change to the financial statements of any period subsequent to February 1, 1997. Further, we have not examined and do not express any opinion with respect to your financial statements for the six months ended August 2, 1997.

Very truly yours,